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Exhibit 10.53

COUNTRYWIDE FINANCIAL CORPORATION
RESTRICTED STOCK AGREEMENT

        This Restricted Stock Agreement ("Agreement") is made as of [Date], between COUNTRYWIDE FINANCIAL CORPORATION, a Delaware corporation (the "Company"), and Name (the "Director").

        In accordance with the Countrywide Financial Corporation 2000 Equity Incentive Plan (the "EIP") and the Countrywide Financial Corporation Non-Employee Directors' Fee Plan (the "Fee Plan"), the Company has awarded to the Director [Shares] shares of the Company's common stock (the "Restricted Shares") upon the terms and conditions described in this Agreement, the EIP and the Fee Plan. Capitalized terms not defined herein shall have the meaning ascribed to them in the EIP.

1.
Grant of Restricted Shares of Common Stock.    This Agreement evidences the Company's grant to the Director, on [Date], of [Shares] Restricted Shares, subject to the provisions of this Agreement, the EIP and the Fee Plan. The number of Restricted Shares shall be subject to adjustment as provided in Section 6 hereof. The Restricted Shares will be maintained on deposit with the Company or its agent.

2.
Release or Forfeiture of the Restricted Shares.
(A)
Subject to the terms and conditions of the EIP, if the Director remains a director of the Company as of [One Year from Grant Date—less 1 day], then, as of the close of business, on such date, the Company shall release to the Director the Restricted Shares; provided however, that in the event the Director becomes a Director Emeritus pursuant to the Company's Director Emeritus Program, then the Company shall release the Restricted Shares on the date the Director executes the Director Emeritus Agreement.

(B)
Except as provided in the immediately succeeding sentence, if the Director does not remain a director of the Company, or in the capacity of a Director Emeritus, through the applicable Release Date indicated above, the Director shall forfeit all right, title and interest in and to that number of Restricted Shares which have not been released to him as of the date he no longer serves as a director of the Company. Notwithstanding the foregoing, the Restricted Shares which have not previously become non-forfeitable and been released to the Director shall become non-forfeitable and be released to the Director in the event of a Corporate Change or upon the termination of the Director's service as a director of the Company due to death or Disability of the Director.

3.
Non-Transferability of Restricted Shares.    Until such time as a Restricted Share is no longer subject to forfeiture as provided in paragraph 2 hereof, the Director shall not sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of any such Restricted Share.

4.
Securities Laws.    The Director acknowledges that certain restrictions under state or federal securities laws may apply with respect to the Restricted Shares granted to him pursuant to the Award. Specifically, Employee acknowledges that, to the extent he is an "affiliate" of the Company (as that term is defined by the Securities Act of 1933), the Restricted Shares granted to him as a result of the Award are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission's Rule 144). Employee hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws.

5.
Legend.    Each certificate evidencing any of the Restricted Shares shall bear a legend substantially as follows:

    "The shares represented by this certificate are subject to restrictions on transfer and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with and subject to all of the terms and conditions of a certain Restricted Stock Agreement dated April 2, 2007, a copy of which the Company will furnish to the holder of this certificate upon request and without charge."

6.
Adjustment.    In the event of a Change in Capitalization (as hereinafter defined), the number of shares of Restricted Stock granted hereunder shall be appropriately and equitably adjusted. For purposes hereof, "Change in Capitalization" shall mean any increase or reduction in the number of shares of Common Stock outstanding, or any exchange of Common Stock for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, stock dividend, stock split or reverse stock split, combination or exchange of shares or similar event. If by reason of a Change in Capitalization, the Director shall be entitled to new, additional or different shares of Common Stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions which were applicable to the Restricted Shares prior to such Change in Capitalization.

7.
Designation of Beneficiary.    The Director may file with the Company a written designation of a beneficiary or beneficiaries under this Agreement and may from time to time revoke or amend any such designation. Any designation of a beneficiary under this Agreement shall be controlling over any other disposition, testamentary or otherwise, provided, however, that if the Company is in doubt as to the entitlement of any such beneficiary to any Restricted Shares, the Company may determine to recognize only the legal representative of the Director in which case the Company shall not be under any further liability to anyone.

8.
Stockholder Rights.    During the period that any Restricted Shares remain subject to forfeiture under Section 2 hereof, the Director shall retain all rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and the right to receive dividends paid in respect of such shares.

9.
Withholding.    The Company shall have the right to require the Director (or if applicable, his permitted assign, heir or Beneficiary) to remit to the Company an amount sufficient to satisfy any tax requirements prior to the delivery of any certificate or certificates for Restricted Shares under this Agreement.

10.
Notices.    Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office in Calabasas, California, and to the Director at the address the Director may hereafter designate in writing.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and Director has executed this Agreement.

DIRECTOR:	COUNTRYWIDE FINANCIAL CORPORATION
(Printed Name)	By:	Angelo Mozilo Chairman, Chief Executive Officer and President
(Signature)
(Address)
(City, State, Zip Code)
Date

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  Exhibit 10.53
COUNTRYWIDE FINANCIAL CORPORATION RESTRICTED STOCK AGREEMENT